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                            FORM OF WARRANT GUARANTEE

        Guarantee dated as of March 1, 1999, made by Newcourt Credit Group
Inc. (the "Guarantor"), a corporation incorporated under the laws of the Province of Ontario, to and in favor of _______________________________ for the benefit of the holders of the Securities (as defined herein) (collectively, the "Holders").

        WHEREAS the Guarantor is the owner of all the issued and outstanding capital stock of AT&T Capital Corporation (the "Company");

        AND WHEREAS the Company will issue from time to time (i) warrants to purchase the Debt Securities ("Debt Warrants") pursuant to a Debt Warrant Agreement substantially in the form attached hereto as Exhibit A (the "Debt Warrant Agreement"); (ii) warrants entitling the holder thereof to receive from the Company, upon exercise, an amount in cash equal to the cash value of the right to purchase or to sell a certain amount of one currency for a certain amount of a different currency ("Currency Warrants") pursuant to a Currency Warrant Agreement substantially in the form attached hereto as Exhibit B (the "Currency Warrant Agreement"); (iii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specified index or determined by reference between two specified indices ("Index Warrants") pursuant to an Index Warrant Agreement substantially in the form attached hereto as Exhibit C (the "Index Warrant Agreement"); and (iv) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments issued by either the United States government or by a foreign government, in the interest rate or interest swap rate established from time to time by one or more specified financial institutions or in any specified combination thereof ("Interest Rate Warrants" and together with the Debt Warrants, Currency Warrants and the Index Warrants, the "Securities") pursuant to an Interest Rate Warrant Agreement substantially in the form attached hereto as Exhibit D (the "Interest Rate Warrant Agreement" and together with the Debt Warrant Agreement, Currency Warrant Agreement and Index Warrant Agreement, the "Warrant Agreements").

        NOW THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration given by the Holders and the Company to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

       Section 1. Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees (as a guarantor and not as a surety) (a) to each holder of Currency Warrants, Index Warrants and Interest Rate Warrants the due and punctual payment of all obligations of the Company when and as the same shall become due and payable, whether upon exercise or otherwise, according to the terms of the applicable Warrant Agreements; and (b) to the holders of the Debt Warrants the punctual performance of the obligations of the Company according to the terms of the Debt Warrant Agreement (the obligations set forth in clauses (a)-(b) being herein called the "Guaranteed Obligations").







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       Section 2. Absolute Liability. The Guarantor hereby guarantees that the
Guaranteed Obligations will be paid to the Holders strictly in accordance with the terms and conditions hereof, and that the liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

               (a) the validity or enforceability of the Securities or the Warrant Agreements;

               (b) any contest by the Company or any other person as to the amount of the Guaranteed Obligations or the validity or enforceability of the Securities or the Warrant Agreements;

               (c) any defense, counter-claim or right of set-off available to the Company;

               (d) any extension of the time or times for payment of the Guaranteed Obligations or any other indulgences which the Holders may grant to the Company or any amendment to or alteration of the Warrant Agreements or the Securities;

               (e) the commencement by or against the Company or the Guarantor or any other person of any proceedings under any bankruptcy or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extension or other similar laws; and

               (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Guarantor, the Company or any other person in respect of the Guaranteed Obligations or the Guarantor in respect of the Guarantee.

       Section 3. Remedies. The guarantees set forth in Section 1(a) constitute present and continuing guarantees of payment and performance and not of collection. The guarantee set forth in Section 1(b) constitutes a present and continuing guarantee of performance. The Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Guaranteed Obligations from time to time. The Guarantor agrees that the Holders shall not be bound to exhaust their recourse against the Company or any other person or to realize on any security they may hold in respect of the Guaranteed Obligations before being entitled to payment or performance hereunder. The Guarantor hereby waives the right to require the Holders to join the Company in any action brought hereunder or to commence any action against or obtain any judgment against the Company or to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein or otherwise shall prevent the Holders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under the Warrant Agreements, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor's obligations hereunder.

       Section 4. Payment on Demand. The Guarantor shall make payment of the amount of the Guaranteed Obligations and all other amounts payable by it (or performance with respect to the Debt Warrants) to the Holders hereunder forthwith after demand therefor is made in writing to it and such demand shall be deemed to have been effectively made when either an envelope


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containing such demand, addressed to it c/o Newcourt Credit Group Inc., 2
Gatehall Drive, Parsippany, New Jersey 07054, for the attention of the Treasurer, is personally delivered to such address, or a facsimile transmission containing such demand is sent to the Guarantor, for the attention of the Treasurer, at the following fax number: (973) 355-7021.

       Section 5. Subrogation. Upon receipt by the Holders of any payment or payments (or performance with respect to the Debt Warrants) on account of liability under this Guarantee, the Guarantor shall not be entitled to claim repayment against the Company until the claims of the Holders against the Company in respect of the Guaranteed Obligations have been repaid (or performed with respect to the Debt Warrants) in full; and in the case of the liquidation, winding-up or bankruptcy of the Company (whether voluntary or compulsory) or in the event that the Company shall make a bulk sale of any of the Company's assets within the provisions of any bulk sales legislation or makes an assignment for the benefit of creditors or the assets of the Company are distributed to creditors for any other reason, the Holders shall have the right to rank in priority to the Guarantor for their full claims in respect of the Guaranteed Obligations and receive all distributions and other payments in respect thereof until their claims in respect of the Guaranteed Obligations have been paid in full, and the Guarantor shall continue to be liable, less any payments made by or on behalf of the Guarantor, for any balance which may be owing to the Holders by the Company. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders.

       Section 6. Subordination. All obligations, liabilities and indebtedness of the Company to the Guarantor of any nature whatsoever (the "Corporate Indebtedness") shall be subordinated to the payment in full of all obligations owing by the Company to the Holders. The Guarantor shall not assign the Corporate Indebtedness nor any part thereof to any person other than to a subsidiary of the Company which has provided a guarantee to the Holders in respect of the Guaranteed Obligations in the form and substance of this Guarantee, without the prior written consent of the Holders.

       Section 7. Suspension of Guarantor Rights. The Guarantor agrees that so long as any obligations remain outstanding hereunder, whether present or future, direct or indirect, absolute or contingent, matured or not, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of the performance of any of its obligations hereunder:

                (i) to be indemnified by the Company;

               (ii) to claim contribution from any other guarantor of the debts, liabilities or obligations of the Company; or

              (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Holders under the Warrant Agreements.

       Section 8. Waivers. The Guarantor hereby waives, to the extent permitted by applicable law, any and all defenses available to guarantors, sureties and other secondary parties


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at law or in equity, including, without limitation, (i) notice of acceptance of this Guarantee by the Holders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which the Guarantor may have against the Company or which the Guarantor or the Company may have against the Holders, (iii) presentment for payment, demand for payment, notice of nonpayment or dishonor, notice of default or event of default under the applicable Warrant Agreement, protest and notice of protest, diligence or promptness in collection or enforcement and any and all formalities which otherwise might be legally required to charge the Guarantor with liability, except for demands or notices expressly provided for herein, (iv) any failure by the Holders to inform the Guarantor of any facts the Holders may now or hereafter know about the Company, the Securities or the transactions contemplated by the Warrant Agreements, it being understood and agreed that the Holders have no duty to so inform the Guarantor and that the Guarantor is fully responsible for being and remaining informed by the Company of all circumstances bearing on the existence or creation, or the risk of nonpayment or nonperformance of the Guaranteed Obligations and (v) any and all right to cause a marshalling of assets of the Company or any other action by any court or governmental body with respect thereto. No modification or waiver of any of the provisions of this Guarantee shall be binding upon the Holders except as expressly set forth in a writing duly signed and delivered on behalf of the Holders; provided, however, the Company, the Guarantor and [_________________] may amend this Guarantee to cure any ambiguity, defect or inconsistency herein, provided no such action shall adversely affect the rights of any Holder.

       Section 9. Continuing Guarantee. The guarantee herein shall be a continuing guarantee and shall extend to all present and future Guaranteed Obligations and shall be binding as a continuing obligation of the Guarantor until the earlier of (i) the Holders release the Guarantor from any further obligation hereunder; and (ii) the date on which the Company or the Guarantor shall have performed and satisfied in full the Guaranteed Obligations. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (or performance with respect to the Debt Warrants) of any of the Guaranteed Obligations is rescinded or must otherwise be refunded by the Holders upon the insolvency, bankruptcy or reorganization of the Company or otherwise, regardless of whether the Holders contested the order requiring the return of such payment, all as though such payment had not been made.

      Section 10. Interest Act (Canada). The Guarantor acknowledges that, for the purposes of the Interest Act (Canada), (i) whenever any interest or fee applicable to the Guaranteed Obligations is calculated using a rate based on a year of 360 days or 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation in respect of the Guaranteed Obligations; and (ii) the rates of interest stipulated in respect of the Guaranteed Obligations are intended to be nominal rates and not effective rates or yields.

      Section 11. Successors of the Company. Any change or changes in the name of the Company or reorganization (whether by way of reconstruction, consolidation, amalgamation,


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merger, transfer, sale, lease or otherwise) of the Company or its business or any change in the ownership of any shares of the capital stock of the Company shall not affect or in any way limit or lessen the liability of the Guarantor hereunder and this Guarantee shall extend to any person, firm or company which acquires the Company or its business.

      Section 12. Consolidation or Merger, etc., on Certain Terms. (a) The Guarantor covenants that it will not merge or consolidate with any other individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization or other entity (a "Person") or sell or convey all, or substantially all of its assets to any Person (other than such a sale or conveyance to a Subsidiary
(as defined below) or any successor thereto (such a sale or conveyance being called an "Asset Drop-Down")), unless (i) the Guarantor shall be the continuing corporation or the successor corporation or the Person which acquires by sale or conveyance substantially all the assets of the Guarantor shall expressly assume the due and punctual performance and observance of all of the covenants and conditions of this Guarantee to be performed or observed by the Guarantor, by execution and delivery of a Guaranty relating to the Guaranteed Obligations, substantially in the form of this Guarantee, and (ii) the Guarantor or such successor corporation or Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. In the event of any Asset Drop-Down after the date of this Guarantee, any subsequent sale or conveyance of assets by a Subsidiary to which assets were transferred in such Asset Drop-Down (a "Drop-Down Subsidiary") will be deemed to be a sale or conveyance of assets by the Guarantor for purposes of this Section 12(a). "Subsidiary" means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by any Person and/or by one or more other Subsidiaries (including the Company). For purposes of such definition, "voting stock" means stock ordinarily having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

      (b) In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person, such successor Person shall succeed to and be substituted for the Guarantor, with the same effect as if it had been named herein.

      In the event of any such sale or conveyance (other than a conveyance by way of lease), the Guarantor or any successor Person which shall theretofore have become such in the manner described in this Section 12 shall be released and discharged from all obligations and covenants under this Guarantee.

      Section 13. No Recourse. Any right of subrogation acquired by the Guarantor by reason of payment under or pursuant to this Guarantee shall not be exercised until the Guaranteed Obligations and other amounts due to the Holders hereunder have been paid or repaid in full and shall be no greater than the right held by the Holders, and the Guarantor shall have no recourse against the Holders for any irregularity or defect in the manner or procedure by which the Holders make demand or pursue any rights or remedies they may have.

      Section 14. Representations and Warranties. The Guarantor represents and warrants that:

               (a) Organization and Qualification. It is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

               (b) Corporate Power. It has full corporate right, power and authority to own its property and assets and to carry on its business as now conducted and as contemplated to be conducted and to enter into and perform this Guarantee.

               (c) Conflict with Other Instruments. Neither the execution and delivery of this Guarantee nor the consummation of the transactions herein contemplated nor compliance with the terms, conditions and provisions hereof (i) conflicts with or results in a breach of any of the terms, conditions or provisions of (A) its charter documents or by-laws; (B) any law, rule or regulation having the force of law; (C) any material contractual restriction binding on or affecting it or its properties; or (D) any writ, judgment, injunction, determination or award which is binding on it; or (ii) results in, or requires the creation or imposition of any lien upon or security interest in or with respect to the properties now owned or hereafter acquired by it under any contractual provision binding on or affecting it.

               (d) Authorization, Governmental Approvals Etc. The execution and delivery of this Guarantee and the consummation by it of the transactions herein contemplated have been duly authorized by all necessary corporate action and no authorization, consent, approval, license or exemption under any applicable law, rule or regulation having the force of law, and no registration, qualification, designation, declaration, recording, or filing with any official body, is or was necessary therefor or to perfect the same or to preserve the benefit thereof to the Holders, except such as are in full force and effect, unamended, at the date hereof.

               (e) Execution and Binding Obligation. This Guarantee has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar


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        laws affecting creditors' rights generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (f) Actions. There is no pending or threatened action or proceeding affecting it before any court, governmental agency or arbitrator, which may materially adversely affect its financial condition or operations or impair the ability of the Guarantor to perform its obligations under this Guarantee. The Guarantor is not in default with respect to any order of any court, governmental authority or arbitrator, the effect of which would have a material adverse effect on the Guarantor and its subsidiaries on a consolidated basis.

               (g) Shares. The Guarantor, through a subsidiary of which it is the registered and beneficial holder of 100% of the issued and outstanding shares of the capital stock, is the registered and beneficial holder of 100% of the issued and outstanding shares of the capital stock of the Company.

      Section 15. Payment of Taxes and Other Taxes. (a) The Guarantor hereby agrees to obtain any necessary exchange control approvals, consents or authorizations which may at any time and from time to time be required by the laws of the Province of Ontario or any state in the United States in connection with the making of payments hereunder. Any and all payments by the Guarantor hereunder shall be made and shall be free and clear of and without set-off or counterclaim and without deduction for or on account of, or withholding for any and all present or future income or other taxes, levies, imposts, dues, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatever now or hereafter imposed, levied, collected or withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), and all liabilities with respect thereto (all such taxes, levies, imposts, duties, charges, fees, deductions, withholdings and liabilities being hereinafter referred to as "Taxes") unless such Taxes are required by law or the administration thereof to be deducted or withheld. If the Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, subject as provided in the next following sentence, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deduction or withholding applicable to additional amounts paid under this Section), the Holders receive an amount equal to the sum they would have received if no deduction or withholding had been made, (ii) the Guarantor shall make such deductions or withholdings, and (iii) the Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.

       (b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being hereinafter referred to as "Other Taxes") which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guarantee.

       (c) The Guarantor shall indemnify the Holders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Holders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or


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Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Holders make written demand therefor. A certificate as to the amount of such Taxes or Other Taxes submitted to the Guarantor by the Holders and evidence of payment thereof shall, in the absence of manifest error, be prima facie evidence of the amount due by the Guarantor to the Holders.

      Section 16. Governing Law. (a) This Guarantee shall be governed by and construed in accordance with the laws of the State of New York applicable therein and shall be treated in all respects as a New York contract.

       (b) The Guarantor hereby (i) irrevocably submits to the jurisdiction of any court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Guarantee or the Warrant Agreements; (ii) irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such court; (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; and (iv) irrevocably appoints Newcourt Credit Group USA Inc. (the "Process Agent"), with an office at the date hereof at 2 Gatehall Drive, Parsippany, NJ 07054 (Fax No. (973) 355-7059), its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding. Such service may be made by delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent's above address and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Guarantor to: BCE Place, 181 Bay Street, P.O. Box 827, Toronto, Canada M5J 2T3 for the attention of the President. The Guarantor agrees that a final judgment in any such action or proceeding may be enforced in any other manner provided by law. Nothing in this Section shall affect the right of the Holders to serve process in any manner permitted by law or limit the rights of the Holders to bring proceedings against the Guarantor in the courts of any other jurisdiction.

       (c) Subject to Section 15(e), the Guarantor hereby consents in respect of any legal action or proceedings arising out of or in connection with this Guarantee for the payment and performance hereof to the giving of any relief or the issue of any process in connection with such action or proceedings, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings.

       (d) To the extent that the Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether service of notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this Guarantee and any security for the payment and performance hereof.


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       (e) Nothing in this Section shall constitute a waiver by the Guarantor of any right to (i) appeal any order or judgment referred to herein; (ii) seek any stay or reconsideration or review of any such order or judgment, or (iii) seek any stay of execution or levy pending any appeal from, or suit, action or proceeding for reconsideration or review of, any such order or judgment.

       (f) The Guarantor agrees that the Holders shall have the right to proceed against the Guarantor or its property in a court in any location to enable such person to (i) obtain personal jurisdiction over the Guarantor, or (ii) to enforce a judgment or other court order entered in favor of such person. The Guarantor agrees that it will not assert any permissive counterclaims in any proceeding brought by such person to enforce a judgment or other court order in favor of such person. The Guarantor waives any objection that it may have to the location of the court in which such person has commenced a proceeding described in this subsection.

      Section 17. Amendment.

               (a) This Guaranty may be amended only with the written consent of each Holder affected by such amendment; provided that no such Holder may consent to such amendment unless such consent is given in accordance with the provisions of the Security held by such Holder.

               (b) Notwithstanding the provisions of Section 17(a), the Guarantor and [___________] may amend this Guarantee to cure any ambiguity, defect or inconsistency herein or to make any other change; provided, however, no such action shall adversely affect the rights of any Holder.

      Section 18. Headings, Etc. The division of this Guarantee into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

      Section 19. Severability. Any provision of this Guarantee which is invalid or not enforceable shall not affect any other provision and shall be deemed to be severable.

      Section 20. Successors and Assigns. This Guarantee shall extend to and inure to the benefit of [_________________] and the Holders and their respective successors and assigns. This Guarantee is assignable by the Holders to the extent and in the same proportion that any underlying interest in the Securities and applicable Warrant Agreements has been assigned.



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        IN WITNESS WHEREOF, the Guarantor has duly executed this Guarantee and affixed its corporate seal under the hand of its proper officer(s) duly authorized in that behalf as of the day and year first above written.

                                               NEWCOURT CREDIT GROUP INC.

                                               By_______________________________
                                                 Name:
                                                 Title:





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